Exhibit 99.1

INTERNATIONAL PAPER PLAZA

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper and Graphic Packaging

Create Leading Consumer Packaging Platform

Transaction Valued at $1.8 Billion

IP to receive $1.14 billion ownership interest in combined business and cash proceeds of $660 million

Compelling valuation of 8.6X multiple1 with no current cash taxes expected on transaction

MEMPHIS, Tenn. – October 24, 2017 – International Paper (NYSE: IP) has signed a definitive agreement to contribute its North America Consumer Packaging business to Graphic Packaging in a transaction valued at $1.8 billion. IP plans to use $660 million in cash proceeds from a loan being assumed by Graphic Packaging to pay down existing debt. IP will also receive a 20.5% ownership interest valued at $1.14 billion in a subsidiary of Graphic Packaging that will hold the assets for the combined business. The transaction is expected to close in early 2018, subject to the receipt of regulatory approval and certain other closing conditions.

“After evaluating a range of strategic options, we believe this transaction represents excellent value for IP’s shareholders,” said International Paper Chairman and CEO Mark Sutton. “Investing in Graphic Packaging gives IP the opportunity to benefit from a much stronger value-creation consumer packaging platform, while allowing us to remain focused on growing value in our core businesses. Our North America Consumer Packaging business has a talented team, very good assets and great customers, and I am confident of the results the combined business will achieve.”

International Paper will discuss this transaction during its scheduled quarterly earnings call on October 25, 2017 beginning at 10 a.m. ET (9 a.m. CT).

Citigroup served as financial advisor to International Paper and Evercore rendered a fairness opinion. Debevoise & Plimpton LLP served as International Paper’s legal counsel.

International Paper’s North America Consumer Packaging business is a leading producer and converter of solid bleached board used in a variety of fiber-based foodservice products such as hot and cold cups, cartons, paper plates, food containers and liquid packaging. The transaction includes 3,900 Coated Paperboard and Foodservice employees located at 10 locations in the United States and United Kingdom.

[1]	Based on a projected 2017 adjusted EBITDA of $210 million for IP’s North America Consumer Packaging business. Projected 2017 net earnings for the business, the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), are $35 million. For a discussion of adjusted EBITDA, see our website under Performance / Investors. No reconciliation of this 2017 projection to the comparable measure under GAAP is included in this release, as we are unable to quantify the line items for such reconciliation without unreasonable effort and we believe such reconciliation would imply a degree of precision that would be misleading.

ABOUT INTERNATIONAL PAPER

International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging, pulp and paper products with manufacturing operations in North America, Latin America, Europe, North Africa and Russia. We produce packaging products that protect and promote goods, and enable world-wide commerce; pulp for diapers, tissue and other personal hygiene products that promote health and Wellness; papers that facilitate education and communication; and paper bags, cups and food containers that provide convenience and portability. We are headquartered in Memphis, Tenn., and employ approximately 55,000 colleagues located in more than 24 countries. Net sales for 2016 were $21 billion. For more information about International Paper, our products and global citizenship efforts, please visit internationalpaper.com.

Certain statements in this press release may be considered forward-looking statements, such as statements relating to the financial impact of the transactions contemplated by the agreement to transfer our North America Consumer Packaging business (the “Transactions”). Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. These statements reflect Company management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Factors which could cause actual results to differ include but are not limited to: (i) purchase price adjustments; (ii) the receipt of regulatory approvals for the Transactions and the successful fulfillment or waiver of all other closing conditions without unexpected delays or conditions; (iii) the successful closing of the Transactions within the estimated timeframe; (iv) the uncertainty of the expected financial performance of the combined business following completion of the Transactions; (v) the failure of the combined business to realize the expected synergies, cost-savings and other benefits from the Transactions or delay in realization thereof; (vi) the successful financing of the Transactions; (vii) unforeseen tax treatment relating to the Transactions, (viii) litigation related to the Transactions or limitations or restrictions imposed by regulatory authorities that may delay or negatively impact the Transactions (ix) increases in interest rates; (x) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition the companies’ face, cyclicality and changes in consumer preferences, demand and pricing for the companies’ products; (xi) global economic conditions and political changes; and (xii) other factors that can be found in the Company’s press releases and Securities and Exchange Commission filings. Any forward-looking statements speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Media: Thomas J. Ryan, 901-419-4333; Investors: Guillermo Gutierrez, 901-419-1731 and Michele Vargas, 901-419-7287